Exhibit 99.3
Boo Koo Beverages, Inc.

Form 8-K/A
(Unaudited)
June 30, 2007

BOO KOO BEVERAGES, INC.
INDEX

PART I - FINANCIAL INFORMATION

Item I - Financial Statements (Unaudited)

Condensed Balance Sheets at June 30, 2007 and December 31, 2006	2

Condensed Statements of Operations for the three and six months ended June 30, 2007 and 2006	3

Condensed Statements of Cash Flows for the six months ended June 30, 2007 and 2006	4

Notes to Condensed Financial Statements	5-8

Item 2 - Management’s Discussion and Analysis of Financial Condition and Plan of Operations	9-14

Boo Koo Beverages, Inc.

Condensed Balance Sheets (Unaudited)
As Of June 30, 2007 and December 31, 2006

	Unaudited	Unaudited
	June 30,	December 31,
	2007	2006
ASSETS (Note 7)

Current assets:
Cash	$324,624	$79,523
Accounts receivable (Note 2)	1,310,929	1,555,901
Inventories, net (Note 3)	1,824,587	2,780,244
Prepaid expenses and other	168,593	215,117
Total current assets	3,628,733	4,630,785

Property and equipment, net	420,514	482,595
Other assets, net	227,933	151,077

Total assets	$4,277,180	$5,264,457

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	972,742	$1,202,850
Accrued expenses	1,077,786	917,074
Revolving line of credit (Note 7)	794,242	2,133,357
Current portion of long-term debt	65,686	103,182
Current portion of related party notes payable (Note 5)	3,665,535	-
Debt Discount - stock warrants (Note 5)	(859,879)	-
Current portion of capital lease obligation	13,137	13,485
Total current liabilities	5,729,249	4,369,948

Long-term debt, less current portion	57,941	135,122
Related party notes payable, less current portion	-	1,549,038
Capital lease obligation, less current portion	13,460	33,998
Total liabilities	5,800,650	6,088,106

Stockholders' deficit:
Common Stock, 10,000,000 and 10,000,000 authorized, 2,929,528 and
2,367,337 issued and outstanding at June 30, 2007 and December,
31, 2006, respectively, no par value (Note 5)	12,608,875	10,834,983
Accumulated deficit	(14,132,345)	(11,658,632)
Total stockholders' deficit	(1,523,470)	(823,649)

Total liabilities and stockholders' deficit	$4,277,180	$5,264,457

See notes to condensed financial statements.

Boo Koo Beverages, Inc.

Condensed Statements of Operations (Unaudited)
For The Three and Six Months Ended June 30, 2007 and 2006

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net Sales	$3,351,328	$3,699,588	$5,715,999	$7,963,539
Cost of sales	2,073,104	2,385,596	3,361,780	4,762,010

Gross Profit	1,278,224	1,313,992	2,354,219	3,201,529

Operating expenses:
Salaries, wages and other compensation	794,554	861,406	1,619,941	1,709,834
Advertising, marketing and promotions	320,150	1,099,855	642,256	1,918,011
Travel and entertainment	129,622	146,301	212,299	353,416
Provisions for bad debts	-	13,288	-	14,363
General and administrative	676,227	1,184,005	1,211,890	2,172,558
Depreciation and amortization	89,713	59,617	187,505	119,234

Total operating expenses	2,010,266	3,364,472	3,873,891	6,287,416

Loss from operations	(732,042)	(2,050,480)	(1,519,672)	(3,085,887)

Other expense:
Interest expense	161,489	337,446	299,271	599,485
Amortization of debt discount	378,662	30,310	654,770	69,247

Loss before income taxes	(1,272,193)	(2,418,236)	(2,473,713)	(3,754,619)

Income tax expense (Note 6)	-	-	-	-

Net Loss	$(1,272,193)	$(2,418,236)	$(2,473,713)	$(3,754,619)

Basic and diluted net loss
per share (Note 4)	$(0.06)	$(0.31)	$(0.13)	$(0.53)

Weighted Average Number of Shares
(Note 4)	21,077,419	7,715,072	19,759,295	7,039,566

See notes to condensed financial statements.

Boo Koo Beverages, Inc.

Condensed Statements of Cash Flows (Unaudited)
For The Six Months Ended June 30, 2007 and 2006

	2007	2006
	Unaudited	Unaudited
Cash flows from operating activities:
Net loss	$(2,473,713)	$(3,754,618)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	187,505	119,234
Amortization of debt discount	654,770	69,247
Related party note interest added to principal	116,497	-
Stock-based compensation	158,767	-
Stock-based sales allowance	94,875	-
Changes in operating assets and liabilities:
Accounts receivable	244,972	(765,084)
Inventories	955,657	(445,554)
Prepaid expenses	46,524	(101,847)
Other assets	(197,486)	(9,084)
Accounts payable	(230,108)	1,374,791
Accrued expenses	160,712	292,643

Net cash used in operating activities	(281,028)	(3,220,272)

Cash flow from investing activities:
Purchase of property and equipment	(4,774)	(55,081)

Net cash used in investing activities	(4,774)	(55,081)

Cash flow from financing activities:
Principal payments on long term borrowings	(114,677)	(26,795)
Net borrowings (payments) on revolving line of credit	(1,339,115)	1,741,236
Net proceeds from borrowings from related parties	2,000,000	24,769
Principal payments on capital lease obligations	(20,886)	(1,818)
Proceeds from sale of common stock	-	1,455,509
Proceeds from exercise of stock warrants	5,581	-

Net cash provided by financing activities	530,903	3,192,901

Net increase (decrease) in cash	245,101	(82,452)
Cash, beginning of year	79,523	82,452
Cash, end of the period	$324,624	$0

See notes to condensed financial statements.

Boo Koo Beverages, Inc.

Notes to Condensed Financial Statements

Note 1 - General Information

The accompanying unaudited condensed financial statements of Boo Koo Beverages, Inc. (the “Company”). include all adjustments, consisting of normal recurring adjustments and accruals, that in the opinion of the management of the Company are necessary for a fair presentation of our financial position as of June 30, 2007 and results of operations and cash flows for the three and six months ended June 30, 2007 and 2006. These unaudited interim condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2006, which are contained in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 3, 2007.

Operating results for the three and six months ended June 30, 2007 are not necessarily indicative of the results to be achieved for the full year of trading ending on December 31, 2007.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Major Customers

The Company operates in one industry segment, with operations solely in the United States. The Company has a broad range of independent beverage distributors as customers, some of which individually account for more than 10% of net sales in the reporting periods. Two customers represented approximately 68% and 51% of the Company’s net sales during the three and six month periods June 30, 2007, respectively, and two customers represented 35% and 34% of the Company’s net sales during the three or six month period ending June 30, 2006, respectively.

Note 2 -  Accounts Receivable

Accounts receivable consist of the following at:

	June 30,	December 31,
	2007	2006

Accounts receivable - trade	$1,551,454	$1,816,232
Allowance for doubtful accounts	(240,525)	(260,331)

	$1,310,929	$1,555,901

Boo Koo Beverages, Inc.

Notes to Condensed Financial Statements

Note 3 -  Inventories

Inventories consist of the following at:

	June 30,	December 31,
	2007	2006

Finished products	$1,102,439	$2,491,502
Raw materials	803,341	549,400
	1,905,780	3,040,902
Reserve for obsolescence	(81,194)	(260,658)

	$1,824,587	$2,780,244

Note 4 -  Earnings Per Share

SFAS No. 128, “Earnings Per Share” requires presentation of basic earnings per share (“Basic EPS”) and diluted earnings per share (“Diluted EPS”). Basic earnings per share is computed by dividing earnings available to common stockholders by the weighted average number of outstanding common shares during the period. The number of shares is based on Old Boo Koo’s outstanding stock and common stock equivalents. In August 2007, the Company was acquired in a reverse merger transaction and as a result the Company completed a 7.23-for-1 stock split of its common stock. In July 2006, the Company completed a 62.1072230195-for-1 stock split of its common stock. All references to the number of shares and per share amounts have been adjusted to reflect the stock splits for all periods presented. For the six months ended June 30, 2007, warrants outstanding totaling 2,635,328 shares, options outstanding totaling 3,390,869 shares and restricted shares of 27,264 were excluded form the calculations of fully diluted earnings per share calculations as their effect would have been antidilutive. On June 30, 2006 there were no stock equivalents issued or outstanding. Therefore, the basic and diluted earnings per share are the same.

The weighted average number of shares outstanding for the three and six month periods ended June 30, 2007 were 21,077,419 and 19,759,295, respectively. The weighted average number of shares outstanding for the three and six month periods ended June 30, 2006 were 7,715,072 and 7,039,566, respectively.

Note 5 -  Related Party Transactions

In January and February of 2007, the Company entered into unsecured subordinated note agreements totaling $2,000,000 with three lenders, bearing interest at the rate of 18% per annum, with final stated maturity dates in January and February 2008. Due to the relationship between the lenders and the Company, all of these notes have been classified as related party notes. As further consideration for these notes, the Company issued warrants covering 228,799 shares of common stock, with an exercise price of $0.01 per share. The estimated fair value of the common stock warrants of $1,514,649 was credited to no par common stock and a corresponding debt discount for the same amount was recorded. The debt discount is amortized over the term of the loans. For the six months ended June 30, 2007, the Company recorded $654,770 of amortization of debt discount on the related party debt, resulting in a debt discount - stock warrants balance of $859,879. On August 1, 2007, $1,000,000 of the subordinated notes plus accrued interest was converted to common stock as part of the Financing. Additionally, $875,000 of the subordinated notes will be converted to common stock by August 31, 2007, as part of the Financing. The remaining subordinated note agreement principal of $125,000 plus accrued interest was paid off as of August 1, 2007.

Boo Koo Beverages, Inc.

Notes to Condensed Financial Statements

On March 2, 2007, related party warrants issued in conjunction with a 2006 purchase price adjustment were exercised and 525,000 and 18,850 common shares were issued by the Company. The exercise price of $5,439 was recorded to common stock. On June 29, 2007, related party warrants issued to one of the lenders of the unsecured subordinated notes were exercised and 14,300 common shares were issued by the Company. The exercise price of $143 was recorded to common stock. On August 1, 2007, the remaining 214,499 warrants, pertaining to the unsecured subordinated notes, were exercised for shares of Common Stock for $2,145.

The Statement of Operations for the six months ended June 30, 2007 includes an operating expense of $25,002 for the value of restricted stock earned by the Company’s Chairman during the period. The corresponding entry is to Common Stock.

Note 6 -  Income Taxes

Due to the continuing operating losses, no tax benefit is being recorded. The Company continues to provide a full valuation allowance for any future tax benefits resulting from the Company’s net operating losses.

Note 7 -  Revolving Line of Credit

In July 2006, the Company entered into a revised credit agreement (the “Credit Agreement”) with a finance company that provided it a revolving line of credit commitment of $5,000,000, through July 5, 2009. Borrowings against the line of credit, subject to availability on the borrowing base, as defined, bear interest as elected by the Company, at either (1) the base rate (defined as the Prime Rate as published in the Wall Street Journal) plus 3.5%, or (2) LIBOR plus 6.5%. The effective rate on June 30, 2007 was 11.75%. Interest on borrowings from the line of credit is paid monthly. The Company is required to pay an unused commitment fee of 0.5% on the unused portion of the line to the finance company.

Balances outstanding under the Credit Agreement are collateralized by substantially all assets of the Company. The Credit Agreement was amended on December 1, 2006, May 3, 2007 and June 29, 2007 with a forbearance agreement, which expired on July 30, 2007.

As of August 1, 2007, the Company had no outstanding borrowings under the Credit Agreement.

Boo Koo Beverages, Inc.

Notes to Condensed Financial Statements

Note 8 -  Stock-Based Compensation
The Company has a stock option plan under which shares were available for grant at June 30, 2007. Under the terms of the stock option plan, the Company’s Board of Directors may grant options to employees, officers, directors and consultants. The plan provides for granting of options at the stock’s fair market value at the grant date. Historically, options generally vest over a period of five years.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the assumptions included in the table below.

Expected dividends      0%
Expected volatility      53%
Risk free interest rate                 4.88%
Expected life of warrants               6.25 years
Grant date fair value (post shell merger)     .92

For the six months ended June 30, 2007, 1,282,349 shares of stock options were granted and 50,610 options were forfeited. For the six months ended June 30, 2006 no option plan existed. For the six months ended June 30, 2007, 18,378 shares were issued in the form of a restricted stock grant to the Company’s non-executive Chairman. No restricted stock plan existed for the period ended June 30, 2006. The stock options and restricted stock grant have been adjusted for the August 1, 2007, 7.23-for-1 stock split of its common stock.

Note 9 -  Subsequent Events

In August 2007, the Company was acquired in a reverse merger transaction by Captech Financial Group (“Captech”). Effectively, the transaction resulted in the Company’s shareholders taking over the public shell Captech with no impact on the operations or the financial statements of the Company. In conjunction with the reverse merger there was a stock split of 7.23 times on the Company’s shares. The Company simultaneously raised approximately $7.5 million in gross proceeds resulting in the issuance of 6,252,595 common shares. Additionally, $875,000 of related party notes will be converted to common stock by August 31, 2007, as part of the Financing. Captech changed its name to Boo Koo Holdings, Inc. on August 10, 2007. For further information, please read the current report on Form 8-K which was filed with the SEC on August 3, 2007.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this report. Actual results may differ materially from those contained in any forward-looking statements. The following discussion should be read in conjunction with “Selected Financial Data” and our financial statements and notes thereto included elsewhere in this report.

Our Business

We develop, produce, market and distribute alternative beverage category energy drinks under the Boo Koo® brand name. We currently produce, market and distribute Boo Koo Energy flavored energy drinks. On August 1, 2007, pursuant to the Merger between our wholly owned subsidiary and Old Boo Koo, we acquired Old Boo Koo and Old Boo Koo became our wholly owned subsidiary. In addition, on August 1, 2007, we completed the financing pursuant to which we sold a total of 6,252,595 shares of our common stock at a price of $1.20 per share for gross proceeds of approximately $7.5 million. Additionally, $875,000 of related party notes will be converted to common stock by August 31, 2007, as part of the Financing. We also have the right, for a period of 45 days from the closing of the Financing, to sell additional shares of our common stock in an aggregate amount of up to $5.0 million at a purchase price of $1.20 per share.

Pursuant to the Merger, we issued 24,711,070 shares of our common stock to the stockholders of Old Boo Koo in exchange for all of the outstanding capital stock of Old Boo Koo. In connection with the Merger, all of the options to purchase shares of common stock of Old Boo Koo outstanding immediately prior to the Merger were exchanged for options to purchase up to an aggregate of 3,390,869 shares of our common stock, on the same terms and conditions applicable to such options prior to the Merger. The new options were issued under our 2006 Equity Compensation Plan, which was adopted by our Board of Directors on August 1, 2007 in connection with the Merger. As a result of the Merger and the Financing, 31,269,442 shares of our common stock, options to purchase up to an aggregate of 3,390,869 shares of our common stock and warrants to purchase an aggregate of 1,364,202 shares of our common stock were outstanding as of August 1, 2007.

We currently sell and distribute our products in 43 states throughout the United States and parts of Canada through our network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Pepsi, Cadbury Schweppes and other wholesale distributors. We also intend to expand our distribution network through alternative distribution arrangements, including direct delivery. Our products are sold primarily to mainstream convenience and grocery store chains, drug stores, gas stations and other mainstream and discount consumer stores. We are currently focusing our brand-building campaign through grassroots marketing, sampling, action sport sponsorships, such as Boo Koo Arenacross, event marketing, trade shows and conferences.

Our business strategy is to increase sales by expanding distribution of our internally developed brands in new and existing markets, stimulating consumer trial of our products and increasing consumer awareness of, and brand loyalty to, our unique brands and products. Key elements of our business strategy include:

•	creating strong distributor relationships and account management through seasoned beverage executives with extensive beverage industry knowledge;

•	generating strong consumer demand for our existing brands and products with primary emphasis in the United States and Canada;

•	developing additional unique alternative beverage brands and products; and

•	licensing our brand equity for the creation of other beverages.

The Merger also is considered to be a capital transaction in substance rather than a business combination. The transaction is equivalent to the issuance of common stock by Old Boo Koo for our net monetary assets, accompanied by a recapitalization. The transaction has been accounted for as a reverse acquisition of a “shell company” whereby Old Boo Koo is the acquirer for accounting purposes and we are the legal acquirer. In this transaction, no goodwill or other intangible assets have been recorded. As a result, the financial information included in this Current Report on Form 8-K for periods prior to the Merger relates to Old Boo Koo.

In the following discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all figures are approximations.

Results of Operations

The following table sets forth key statistics for the three- and six- months ended June 30, 2007 and 2006, respectively.

	Three Months Ended June 30,		Percentage Change	Six Months Ended June 30,		Percentage Change
	2007	2006	07 vs. 06	2007	2006	07 vs. 06

Gross sales, net of discounts & returns*	$3,889,255	$4,247,141	-8.4%	$6,490,887	$8,909,524	-27.1%
Less: Promotional and other allowances**	(537,927)	(547,553)	-1.8%	(774,888)	(945,985)	-18.1%
Net Sales	$3,351,328	$3,699,588	-9.4%	$5,715,999	$7,963,539	-28.2%
Cost of sales	2,073,104	2,385,596	-13.1%	3,361,780	4,762,010	-29.4%
Gross Profit	1,278,224	1,313,992	-2.7%	2,354,219	3,201,529	-26.5%

Gross profit margin as a percentage of gross sales	53.3%	56.2%		51.8%	53.4%

Operating expenses	2,010,266	3,364,472	-40.3%	3,873,891	6,287,416	-38.4%
Operating loss	(732,042)	(2,050,480)	64.3%	(1,519,672)	(3,085,887)	50.8%

Operating loss as a percentage of net sales	-21.8%	-55.4%		-26.6%	-38.8%

Interest expense, net	161,489	337,446	-52.1%	299,271	599,485	-50.1%
Amortization of debt discount	378,662	30,310	1149.3%	654,770	69,247	845.6%
Loss before income taxes	(1,272,193)	(2,418,236)	47.4%	(2,473,713)	(3,754,619)	34.1%
Income Tax Expense	-	-		-	-
Net Loss	$(1,272,193)	$(2,418,236)	47.4%	$(2,473,713)	$(3,754,619)	34.1%

Net loss as a percentage of net sales	-38.0%	-65.4%		-43.3%	-47.1%

* Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with generally accepted accounting principles in the United States of America (“GAAP”), and should not be used alone as an indicator of operating performance in place of net sales. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. Gross sales includes a non-cash charge for a sales allowance to a certain retailer of zero and $89,383 for the three- and six- months ended June 30, 2007, as well as a FAS 123R charge of $94,875 for both the three- and six- months ended June 30, 2007 for the value of warrants issued to a customer during the quarter. For the both the three- and six- months ended June 30, 2006 there were no similar charges. Gross sales may not be realized in the form of cash receipts, as promotional payment and allowances may be deducted from payments received by some customers.

** Promotional and other allowances are utilized for distribution support and indirect advertising by our customers. In certain instances, a portion of the promotional allowances payable to customers is based on sales levels and net prices earned by customers and as such entails an estimate by management. If the level of sales or net selling price differs from such estimates, the promotional allowances could, to the extent based on estimates, require adjustments. Although the expenditures in this allowance are determined in accordance with GAAP, the disclosure thereof does not conform to GAAP presentation requirements. Promotional and other allowances represents a material portion of the Company’s marketing activities. The Company also reimburses certain customers for direct marketing costs, which are recorded as an operating expense.

Three months ended June 30, 2007 and 2006

Beverage Sales

For the three months ended June 30, 2007, gross sales were $3.9 million, which was 8.4% lower than net sales of $4.2 million for the three months ended June 30, 2006. The decrease in sales was primarily due to the changing of our customer base from small independent wholesale customers to larger direct to store distributors (“DSD”). Our strategy going forward is to focus on expanding our DSD customer base, as they have more capabilities to both improve retail distribution and increase consumer sales. Our largest DSD customer, Consolidated Coke was launched on May 1, 2007. This was a significant step in our DSD focused strategy. In the prior year, while we had higher gross and net sales, a portion of the 2006 sales were deeply discounted and not profitable.

Additionally, a larger portion of our sales for the three months ended June 30, 2007 were in our smallest can size (5.75 oz) as compared to our sales for the three months ended June 30, 2006. Additionally, our largest can size (24 oz) represented a smaller percentage of our overall case sales in second quarter of 2007 versus 2006. Due to the lower per case price of our smallest can size versus our largest can size, our gross and net revenues were negatively impacted. This was primarily due to our newer DSD customers emphasizing the smaller can size, in their distribution territories, versus the prior year focus by independent wholesale distributors on our largest can size.

Gross Profit

Gross profit of $1.3 million for the three months ended June 30, 2007 was in line with our prior year’s quarterly figure of $1.3 million. This was a direct result of a price increase of roughly 10% on some of our products on January 1, 2007, as well as an emphasis on profitable relationships with our 2007 customer base versus our prior management’s focus on enhanced distribution, in 2006, irrespective of profitability.

Our cost of sales of $2.1 million for the quarter ended June 30, 2007 represented 53.3% of our gross sales for the period versus a cost of sales percentage of 56.2% for the quarter ended June 30, 2006. The 2007 gross profit percentage was negatively impacted by some close out sales of aging inventory, as well as some discontinued products from prior periods.

Operating Expenses

Marked improvement in our operating expenses continued in the second quarter of 2007. During the three months ended June 30, 2007, operating expenses of $2.0 million decreased by nearly $1.4 million, or 40.3%, from the prior year’s three month period operating expenses of $3.4 million. The improvement was due to lower marketing and promotional costs primarily as a result of terminating, in late 2006, our motor cross sponsorship, as well as continuing efforts to focus on general expenses, which had not been a focus of prior management.

Loss from operations

For the three months ended June 30, 2007, our loss from operations was $732,042 as compared to the 2006 second quarter loss from operations of $2.1 million. The improvement of 64.3% was directly related to our focus on profitable customer development as well as a continued focus on expenses that enhance our underlying business strategies.

Other expense

For the quarter ended June 30, 2007, we incurred net interest expenses of $161,489 and amortization of debt discount of $378,662 versus the 2006 quarter ended figures of $ 337,446 for net interest expense and $30,310 for amortization of debt discount.

The lower interest expense quarter over quarter of $176,000, or 52.1%, was due to lower borrowings in 2007 versus 2006. The substantial increase of $349,000, in non-cash amortization expense, in 2007 over 2006 was directly related to the related party unsecured subordinated debt financing incurred in the first quarter of 2007, which contained warrants.

Net Loss

Net loss for the three months ended June 30, 2007 of $1.3 million was a $1.1 million, or 47.4%, improvement over the three months ended June 30, 2006 net loss of $2.4 million. The lower net loss was attributable to the emphasis on profitable sales, as well as effective marketing and operating costs.

Six months ended June 30, 2007 and 2006

Beverage Sales

Gross sales for the six months ended June 30, 2007 decreased by $2.4 million, or 27.1%, to $6.5 million from $8.9 million for the same six month period in 2006. The first six months of gross revenues in 2006 were enhanced by the launch of our 16 oz product line and Boo Koo Water during the first quarter of 2006. The first quarter of 2006 was an abnormally strong quarter representing 28% of our annual 2006 sales.

Gross Profit

The 2007 six month gross profit was down 26.5% from the 2006 six month results, to $2.4 million from $3.2 million. This was directly related to the lower gross sales, as our gross margin percentage, of 51.8% and 53.4% for the six month periods 2007 and 2006, was within one and one half percentage points. The 2007 gross margin was negatively impacted by some first and second quarter close out sales of aging inventory and discontinued products.

Operating Expenses

Our focus continues on effective marketing and operating expenses, which was reflected in our 2007 year to date results, as our operating expenses decreased to $3.9 million from the prior year six month operating expenses of $6.3 million. This was an improvement of 38.4%. The primary driver of this improvement was operational changes implemented in our marketing and operation expenditures in the fourth quarter of 2006.

Loss from operations

The improvement in our operating expenses on a year to date basis was reflected in our net operating loss improvement to $1.5 million from our 2006 year to date loss of $3.1 million. This represented a 50.8% improvement and was a result of our operating expense savings and ability to maintain our gross margin percentage.

Other expense

Our June 2007 six months interest expense of $299,271 was roughly half of our June 2006 year to date interest expense of $599,485. This was a result of our lower borrowing base in 2007 versus 2006, as a result of better management of our working capital. The substantial increase in amortization of debt discount, in 2007, to $654,770 from the prior year to date figure of $69,247 was directly related to the unsecured subordinated debt we raised in the first quarter of 2007, as warrants were issued in conjunction with these notes. As of August 1, 2007, the warrants were exercised. There will be no further amortization of debt discount on these notes in 2007, which amortization of debt discount was a non-cash charge to earnings.

Net Loss

While we lost $2.5 million for the six months ended June 30, 2007, it was an improvement of over 34% from the 2006 six month results of $3.8 million. This was a direct result of our operating expense savings, which were offset by our lower gross profits due to our lower 2007 gross sales.

Liquidity and capital resources

Since the inception of our business in 2002, we have incurred significant operating losses. We incurred net losses of $2.5 million and $3.8 million during the six month periods ended June 30, 2007 and 2006, respectively. As of June 30, 2007, we had an accumulated deficit of $14.1 million.

While the focus going forward is to improve our financial performance, we expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate that our losses may increase from current levels because we expect to incur significant additional costs and expenses related to being a public company, developing new brands and flavors, advertising, marketing and promotional activities, as well as the employing of additional personnel as our business expands. Our ability to become profitable depends on our ability to generate and sustain substantially higher revenue through new distribution while maintaining reasonable expense levels. In particular, although we intend to increase significantly our spending on marketing and promotional activities, these efforts may not be effective in increasing our sales.

Net cash used in operating activities was $281,028 during the six months ended June 30, 2007 compared to $3.2 million for the six months ended June 30, 2006. The decrease was primarily the result of better operating results. The 2007 six month net loss of $2.5 million included non-cash charges of just over $1.2 million, resulting in an operating cash loss (before changes in working capital) of $1.3 million. For the six months ended June 30, 2006 the net loss of $3.8 million contained less than $200,000 of non-cash charges, for an operating cash loss of over $3.6 million. This was a direct result of our continued focus on profitable sales and cost containment.

Net cash provided by financing activities was approximately $531,000 for the six months ended June 30, 2007 compared to net cash provided by financing activities of approximately $3.2 million during the six months ended June 30, 2006. Through June 30, 2007 the primary financing activity involved raising $2.0 million in January and February 2007 from three related lenders in the form of unsecured subordinated notes, at an interest rate of 18%. These notes also contained warrant coverage equating to 288,700 old Boo Koo shares, which resulted in a debt discount of $1.5 million being booked in the first quarter of 2007. These proceeds were used to provide working capital funds, as we more actively managed our working capital, which resulted in a lower borrowing base under our line of credit, see below. Thus, we paid down $1.4 million in other debt with the $2.0 in proceeds. The increase in cash provided by financing activities for 2006 was primarily related to the sale of common stock of $1.5 million (net of issuance costs) and a net increase in borrowing of approximately $1.7 million.

In the fall of 2006, our majority investor group provided an additional $1.5 million in debt financing to us for operating needs. The additional debt financing was in the form of convertible subordinated notes, which were converted to equity on August 1, 2007 in conjunction with the Financing.

We maintain a $2.5 million revolving line of credit facility. The facility is a senior secured note which provides a borrowing base based on a percentage of receivables outstanding and finished goods inventory. The interest rate on this debt is prime plus 3.50%. The convertible subordinated debt carries the same interest rate. The revolving line of credit facility requires that we maintain cash and/or excess borrowing capacity of $500,000 at all times. At March 31, 2007, we were not in full compliance with all the terms of our line of credit facility and had agreed to a forbearance agreement with the lender. All the terms but for the excess borrowing base capacity were in compliance at the expiration of the original forbearance agreement on April 30, 2007. The forbearance agreement was extended and, as a result of the Merger and the Financing, we are currently in material compliance with the terms of our credit facility, as of August 1, 2007. On June 30, 2007, we had $794,000 outstanding under the revolving line of credit facility. On August 1, 2007, as a result of the private placement, discussed below, we were in material compliance with the credit facility and did not have any outstanding balance pursuant to the revolving line of credit facility.

On August 1, 2007, we completed a private placement of our common stock pursuant to the Securities Purchase Agreement. We sold an aggregate of 6,252,595 shares of our common stock at a price of $1.20 per share for gross proceeds of approximately $7.5 million. Pursuant to the terms of the Securities Purchase Agreement, the investors shall have the right, for a period of 45 days from the closing of the Financing, to purchase additional shares of our common stock in an aggregate amount of up to $5.0 million at a purchase price of $1.20 per share.

Although we expect that the net proceeds of the private placement, together with our available funds and funds generated from our operations, will be sufficient to meet our anticipated needs for 12 months, we may need to obtain additional capital to continue to operate and grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our marketing and distribution activities, product development, expansion of our personnel and the timing of our receipt of revenues. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.